SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2006

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number

001-32206	GREAT PLAINS ENERGY INCORPORATED	43-1916803
(A Missouri Corporation)
1201 Walnut Street
Kansas City, Missouri 64106
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

000-51873	KANSAS CITY POWER & LIGHT COMPANY	44-0308720
(A Missouri Corporation)
1201 Walnut Street
Kansas City, Missouri 64106
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Great Plains Energy Incorporated (Great Plains Energy) and Kansas City Power & Light Company (KCP&L) (the Registrants) are separately furnishing this combined Current Report on Form 8-K (Report). Information contained herein relating to an individual Registrant is furnished by such registrant on its own behalf. Each Registrant makes representations only as to information relating to itself.

Item 1.01	Entry into a Material Definitive Agreement

Great Plains Energy
On May 11, 2006, Great Plains Energy entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, BNP Paribas, The Bank of Tokyo-Mitsubishi UFJ, Limited, Chicago Branch and Wachovia Bank N.A., as Co-Documentation Agents, The Bank of New York, KeyBank National Association, The Bank of Nova Scotia, UMB Bank, N.A., and Commerce Bank, N.A. (the “Great Plains Energy Facility”).

The Great Plains Energy Facility is a revolving credit facility, with a term ending May 11, 2011, subject to extension, providing for loans and letters of credit not exceeding an aggregate of $600 million at any one time. So long as there is no default or unmatured default, Great Plains Energy and KCP&L may transfer and re-transfer up to $200 million of unused lender commitments between the Great Plains Energy Facility and the KCP&L Facility (described below), so long as the aggregate lender commitments under either facility do not exceed $600 million and the aggregate lender commitments under both facilities do not exceed $1 billion. Available liquidity under the Great Plains Energy Facility is not impacted by a decline in Great Plains Energy credit ratings unless the downgrade occurs in the context of a merger, consolidation or sale. Great Plains Energy’s ability to borrow is not affected by the existence of a material adverse effect (except respecting the validity or enforceability of the Great Plains Energy Facility).

The Great Plains Energy Facility provides for floating rate and Eurodollar advances. The interest rate of floating rate advances is calculated each day and is the higher of the prime rate and the federal funds effective rate plus 0.5% (as those terms are defined in the Great Plains Energy Facility), plus an amount based on current credit ratings. The interest rate of Eurodollar advances is based on the Eurodollar interest rate for the applicable period, adjusted for reserve requirements, plus an amount based on current credit ratings. Eurodollar advances may be made for terms of one, two, three or six months. Advances may be repaid at any time. All outstanding advances are due and payable at the expiration of the term of the Great Plains Energy Facility.

The Great Plains Energy Facility contains representations and affirmative, negative and financial covenants customary for such a facility, including, without limitation, limits on the incurrence of liens, disposition of assets, consolidations and mergers. Among other things, Great Plains Energy is required to maintain a consolidated indebtedness to consolidated capitalization ratio not greater than 0.65 to 1.0 at all times (as such terms are defined in the Great Plains Energy Facility). The Great Plains Energy Facility also contains customary events of default including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, indebtedness cross-defaults, certain bankruptcy and insolvency events and certain ERISA events. Upon a default caused by certain events of bankruptcy and insolvency, the obligations of the lenders to make advances or issue letters of credit automatically cease, and all outstanding advances and letter of credit obligations are immediately payable. Upon other defaults, lenders in the aggregate having more than 50% of the aggregate commitment may cause the termination or suspension of the obligations of the lenders to make advances or issue letters of credit, or declare all outstanding advances and letter of credit obligations to be due and payable, or both.

KCP&L
On May 11, 2006, KCP&L entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, BNP Paribas, The Bank of Tokyo-Mitsubishi UFJ, Limited, Chicago Branch and Wachovia Bank N.A., as
Co-Documentation Agents, The Bank of New York, KeyBank National Association, The Bank of Nova Scotia, UMB Bank, N.A., and Commerce Bank, N.A. (the “KCP&L Facility”).

The KCP&L Facility is a revolving credit facility, with a term ending May 11, 2011, subject to extension, providing for loans and letters of credit not exceeding an aggregate of $250 million (increasing to $400 million upon receipt of all required regulatory approvals) at any one time. So long as there is no default or unmatured default, Great Plains Energy and KCP&L may transfer and re-transfer up to $200 million of unused lender commitments between the Great Plains Energy Facility and the KCP&L Facility, so long as the aggregate lender commitments under either facility do not exceed $600 million and the aggregate lender commitments under both facilities do not exceed $1 billion. Available liquidity under the KCP&L Facility is not impacted by a decline in KCP&L credit ratings unless the downgrade occurs in the context of a merger, consolidation or sale. KCP&L’s ability to borrow is not affected by the existence of a material adverse effect (except respecting the validity or enforceability of the KCP&L Facility).

The KCP&L Facility provides for floating rate and Eurodollar advances. The interest rate of floating rate advances is calculated each day and is the higher of the prime rate and the federal funds effective rate plus 0.5% (as those terms are defined in the KCP&L Facility), plus an amount based on current credit ratings. The interest rate of Eurodollar advances is based on the Eurodollar interest rate for the applicable period, adjusted for reserve requirements, plus an amount based on current credit ratings. Eurodollar advances may be made for terms of one, two, three or six months. Advances may be repaid at any time. All outstanding advances are due and payable at the expiration of the term of the KCP&L Facility.

The KCP&L Facility contains representations and affirmative, negative and financial covenants customary for such a facility, including, without limitation, limits on the incurrence of liens, disposition of assets, consolidations and mergers. Among other things, KCP&L is required to maintain a consolidated indebtedness to consolidated capitalization ratio not greater than 0.65 to 1.0 at all times (as such terms are defined in the KCP&L Facility). The KCP&L Facility also contains customary events of default including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, indebtedness cross-defaults, certain bankruptcy and insolvency events and certain ERISA events. Upon a default caused by certain events of bankruptcy and insolvency, the obligations of the lenders to make advances or issue letters of credit automatically cease, and all outstanding advances and letter of credit obligations are immediately payable. Upon other defaults, lenders in the aggregate having more than 50% of the aggregate commitment may cause the termination or suspension of the obligations of the lenders to make advances or issue letters of credit, or declare all outstanding advances and letter of credit obligations to be due and payable, or both.

The lenders in the Great Plains Energy Facility and KCP&L Facility (excluding Commerce Bank, N.A.) are also lenders in the credit facilities described in Item 1.02, below. The Bank of New

York and an affiliate are trustees under certain indentures with Great Plains Energy and KCP&L, and UMB Bank, N.A., is a trustee under an indenture with KCP&L. In addition, the lenders and certain of their affiliates engage in transactions with, and perform services for, Great Plains Energy, KCP&L and their affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with Great Plains Energy, KCP&L and their affiliates.

Item 1.02	Termination of a Material Definitive Agreement

Great Plains Energy
In connection with the Great Plains Energy Facility, a Credit Agreement dated as of December 15, 2004, as amended, among Great Plains Energy, Bank of America, N.A., as Syndication Agent, The Bank of Tokyo-Mitsubishi, Ltd, Wachovia Bank, National Association and BNP Paribas, as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, The Bank of New York, KeyBank National Association, The Bank of Nova Scotia, U.S. Bank National Association, Merrill Lynch Bank USA, Morgan Stanley Bank, Mizuho Corporate Bank, UMB Bank, N.A., PNC Bank, National Association, Bank Midwest, N.A. and UFJ Bank Limited was terminated as of May 11, 2006. This Credit Agreement was a revolving credit facility with a term ending December 15, 2009, providing for loans and letters of credit not exceeding an aggregate of $550 million at any one time. The letters of credit outstanding under this Credit Agreement, aggregating approximately $47 million at the time of termination, were transferred to the Great Plains Energy Facility. The material relationships described in Item 1.01 are incorporated herein by reference.

KCP&L
In connection with the KCP&L Facility, a Credit Agreement dated as of December 15, 2004, as amended, among KCP&L, Bank of America, N.A., as Syndication Agent, The Bank of Tokyo-Mitsubishi, Ltd, Wachovia Bank, National Association and BNP Paribas, as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, The Bank of New York, KeyBank National Association, The Bank of Nova Scotia, U.S. Bank National Association, Merrill Lynch Bank USA, Morgan Stanley Bank, Mizuho Corporate Bank, UMB Bank, N.A., PNC Bank, National Association, Bank Midwest, N.A. and UFJ Bank Limited was terminated as of May 11, 2006. This Credit Agreement was a revolving credit facility with a term ending December 15, 2009, providing for loans and up to $100 million in letters of credit not exceeding an aggregate of $250 million at any one time. The material relationships described in Item 1.01 are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01, above, is incorporated herein by reference.

Item 8.01	Other Events

Hawthorn No. 5 Litigation
KCP&L filed suit on April 3, 2001, in Jackson County, Missouri Circuit Court against multiple defendants who are alleged to have responsibility for the 1999 boiler explosion at KCP&L’s Hawthorn No. 5 generating unit, which was subsequently reconstructed and returned to service. KCP&L and National Union Fire Insurance Company of Pittsburgh, Pennsylvania (National Union) entered into a subrogation allocation agreement under which recoveries in this suit are generally allocated 55% to National Union and 45% to KCP&L. Certain defendants were dismissed from the suit and various defendants settled, with KCP&L receiving a total of $38.2 million under the terms of the subrogation allocation agreement. Trial of this case with the one remaining defendant resulted in a March 2004 jury verdict finding KCP&L’s damages as a result of the explosion were $452 million. After deduction of amounts received from pre-trial settlements with other defendants and an amount for KCP&L’s comparative fault (as determined by the jury), the verdict would have resulted in an award against the defendant of approximately $97.6 million (of which KCP&L would have received $33 million pursuant to the subrogation allocation agreement after payment of attorney’s fees). In response to post-trial pleadings filed by the defendant, in May 2004, the trial judge reduced the award against the defendant to $0.2 million. Both KCP&L and the defendant appealed this case to the Court of Appeals for the Western District of Missouri, and on May 9, 2006, the Court of Appeals ordered the Circuit Court to enter judgment in KCP&L’s favor in accordance with the jury verdict. This order is subject to possible further appeal by the defendant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED /s/Terry Bassham
Terry Bassham Executive Vice President- Finance & Strategic Development and Chief Financial Officer

KANSAS CITY POWER & LIGHT COMPANY /s/Terry Bassham
Terry Bassham Chief Financial Officer

Date: May 11, 2006